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                                 EXHIBIT 10.15.3

                         UNITED STATES BANKRUPTCY COURT
                                DISTRICT OF MAINE

                                             )
In re:                                       )   Chapter 11
                                             )
PEGASUS SATELLITE TELEVISION, INC., et al.,  )   Case No. 04-20878
                                             )
                     Debtors.                )   (Jointly Administered)
                                             )

               SECOND ORDER PURSUANT TO 11 U.S.C. SECTIONS 363(B)
                      AND 105(A) AUTHORIZING AND APPROVING
                          IMPLEMENTATION OF MANAGEMENT
                       RETENTION PLAN, AS FURTHER MODIFIED

                Upon the motion dated June 23, 2004 (the "Motion") of Pegasus Satellite Television, Inc. and certain of its subsidiaries and affiliates, each a debtor and debtor-in-possession herein (collectively, the "Debtors"),(1) for entry of an order authorizing and approving implementation of the Debtors' management employee retention plan; and no previous application for such relief having been made; and upon the Affidavit of Ted S. Lodge, President, Chief Operating Officer and Counsel of Pegasus Satellite Communications, Inc., in support of Motion for Order Pursuant to 11 U.S.C. Sections 363(b) and 105(a) Authorizing and Approving Implementation of Management Retention Plan; and notice of the Motion having been given to (i) the United States Trustee for the District of Maine, (ii) the proposed counsel to the official

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(1)     The Debtors are: Argos Support Services Company, Bride Communications,
Inc., B.T. Satellite, Inc., Carr Rural TV, Inc., DBS Tele-Venture, Inc., Digital Television Services of Indiana, LLC, DTS Management, LLC, Golden Sky DBS, Inc., Golden Sky Holdings, Inc., Golden Sky Systems, Inc., Henry County MRTV, Inc., HMW, Inc., Pegasus Broadcast Associates, L.P., Pegasus Broadcast Television, Inc., Pegasus Broadcast Towers, Inc., Pegasus Media & Communications, Inc., Pegasus Satellite Communications, Inc., Pegasus Satellite Television of Illinois, Inc., Pegasus Satellite Television, Inc., Portland Broadcasting, Inc., Primewatch, Inc., PST Holdings, Inc., South Plains DBS, LP., Telecast of Florida, Inc., WDSI License Corp., WILF, Inc., WOLF License Corp., WTLH License Corp.

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committee of unsecured creditors, and (iii) those parties in interest who have filed a notice of appearance; and it appearing that no further notice is required; and it appearing that this Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334; and it appearing that this is a core proceeding pursuant to 28 U.S.C. Section 157; and this Court having held a hearing on July 8, 2004 at 10:30 a.m. to consider the Motion, and at the conclusion of such hearing the Court having granted the relief requested in the Motion, in part, pursuant to the terms of a certain Order Pursuant to 11 U.S.C. Sections 363(b) and 105(a) Authorizing and Approving Implementation of Management Retention Plan, as Modified, and Scheduling a Final Hearing (the "First Order"); and this Court having continued the hearing with respect to the remaining part of the relief requested in the Motion various times, with the last continuation to August 3, 2004 at 3:00 p.m. (the "Final Hearing"); and the Court having held the Final Hearing on the remaining relief requested in the Motion; and all parties in interest having had an opportunity to be heard with respect to the Motion at that time; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates and creditors; after due deliberation and sufficient cause appearing therefor, it is hereby

                ORDERED, that the Motion is further granted in part, as provided herein; and it is further

                ORDERED, that any responses or objections to the Motion, not previously withdrawn or resolved, are overruled; and it is further

                ORDERED, that the terms and conditions of the Employee Retention Plan(2) are approved and authorized under sections 363(b) and 105(a) of the Bankruptcy Code subject to the following modifications but without prejudice to the Debtors' rights to seek approval of (or a

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(2)     Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Motion.

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party in interest's rights to object to) the Employee Retention Plan for the additional management employees and for the remaining elements of the components of the Employee Retention Plan as requested in the Motion or to be requested in a separate motion to be filed with the Court:

                a. The employee participants in the Employee Retention Plan will consist of employees who bear the title of manager, director, vice president, senior vice president and certain senior officers with responsibilities relating to the Debtors' Satellite division (collectively, the "Covered Employees"). Managers, directors and vice presidents who are Covered Employees shall be referred to herein as "Covered Junior Management". The following are the senior vice president and senior officers who will be included as Covered Employees: Howard E. Verlin, Rory J. Lindgren, Joseph W. Pooler, Scott A. Blank, Karen M. Heisler, Cheryl K. Crate and John Didio (collectively, the "Covered Senior Management");

                b. As of July 1, 2004, the Covered Employees include forty-nine (49) managers, thirty-three (33) directors, nine (9) vice presidents, one (1) senior vice president and six (6) senior officers. The Debtors agree that a net increase in the amount of Covered Employees shall be made in consultation with (i) the Committee, (ii) the steering committee (the "Steering Committee") for the lenders to a certain Fourth Amended and Restated Credit Agreement, dated as of October 22, 2003, and (iii) Wilmington Trust Company, as agent on behalf of the lenders under the Amended and Restated Term Loan Agreement, dated as of August 1, 2003 (the "Junior Term Lenders");

                c. As of July 1, 2004, the Covered Employees include twenty-three (23) employees (the "PCMC Employees") of Pegasus Communications Management Corporation, a non-debtor affiliate of the Debtors ("PCMC"). The allocation of the costs of the Employee Retention Plan with respect to the PCMC Employees will be made in accordance with the Final Order Authorizing the Debtors to Continue Performing Under the Support Services Agreement with Pegasus Communications Management Company dated July 22, 2004 (the "Support Services Order");

                d. The Employee Retention Plan is for a term from July 1, 2004 through June 30, 2005, or earlier in the event of the dismissal of the Debtors' chapter 11 cases or consummation of a chapter 11 plan of liquidation or reorganization for the Debtors, and consists of the following four components: (i) monthly award component (the "Monthly Incentive Amount"), (ii) retention award component ("Retention Award"), (iii) severance component ("Severance Amount"), and (iv) benefits under the healthcare continuation coverage in accordance with the requirements of

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                        Part 6 of Title I of ERISA and Section 4980B of the
                        Internal Revenue Code ("COBRA Benefits");

                e. The Monthly Incentive Amount shall be equal to the sum of (i) 1/12th of the Covered Employees' individual prepetition annual target amount for fiscal year 2004 under Tier 1 of the Debtors' existing STI Plan, and (ii) the amount paid under the Debtors' existing STI Plan for Tier 2, provided, however, that the actual amount paid for Tier 2 of the existing STI Plan will be capped at $350,000 per month for the Covered Employees;

                f.      The Retention Award will be as follows:

                        EMPLOYEE LEVEL            RETENTION AWARD
                        ----------------------    ----------------------------
                        Manager                   6.5 weeks of base salary
                        Director                  13 weeks of base salary
                        Vice President            26 weeks of base salary
                        Senior Vice President     39 weeks of base salary
                        Senior Officers           52 weeks of base salary

                g. The Retention Award for Covered Junior Management will be paid at the earlier of (i) closing of a transaction involving a sale, acquisition or change in control of the Debtors' Satellite division or substantially all of the assets of the Debtors' Satellite division with a third party (the "Closing Date"), (ii) an involuntary employment termination (other than for cause), or (iii) December 31, 2004. The Retention Award for Covered Senior Management will be paid at the earlier of (i) the Closing Date, or (ii) an involuntary employment termination (other than for cause). If a Covered Employee voluntarily terminates his or her employment prior to the Closing Date, such employee will forfeit all amounts not yet paid as a Retention Award;

                h. The Severance Amount will supercede any pre-petition severance plans for the Covered Employees and will be paid upon involuntary termination of a Covered Employee for reasons other than (i) unsatisfactory performance,
                        (ii) a transaction involving a sale, acquisition or change in control of the Debtors' Satellite division or substantially all of the assets of the Debtors' Satellite division with a third party (the "Acquiror") in which the Acquiror hires such Covered Employee upon the closing of such transaction on such terms, compensation, responsibilities and geographic location consistent with the Covered Employee's current employment, or (iii) if Pegasus Communication Corporation or any of its direct or indirect subsidiaries ("Pegasus") hires such Covered Employee on such terms, compensation, responsibilities and geographic location consistent with the Covered Employee's current employment;

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                i.      The Severance Amount for a Covered Employee will be as
                        follows up to a maximum aggregate amount for all Covered Employees of $3,210,274:

                        EMPLOYEE LEVEL            SEVERANCE AMOUNT
                        ----------------------    ---------------------------
                        Manager                   6.5 weeks of base salary
                        Director                  13 weeks of base salary
                        Vice President            26 weeks of base salary
                        Senior Vice President     39 weeks of base salary
                        Senior Officers           52 weeks of base salary

                j. A claim for the Severance Amount shall constitute an administrative priority expense claim pursuant to
                        Section 503(b) of the Bankruptcy Code. The payment of the Severance Amount to a Covered Employee is conditioned upon the Covered Employee executing a valid release of claims arising out of the Covered Employee's employment or termination of employment, in a form satisfactory to the Debtors, the Committee, the Steering Committee, and the Junior Term Lenders and reasonable in scope;

                k. The COBRA Benefits will consist of family coverage for each of the Covered Employees for the following time periods, provided, that, the aggregate amount of premiums paid by the Debtors and allocated in accordance with the terms of the Support Services Order will not exceed $575,100:

                        EMPLOYEE LEVEL           COBRA BENEFITS
                        ----------------------   -------------------
                        Manager                  13 weeks
                        Director                 26 weeks
                        Vice President           52 weeks
                        Senior Vice President    78 weeks
                        Senior Officers          104 weeks

                l. The reasonable expenses for the administration of COBRA Benefits, including expenses relating to an outsource benefits manager and a PCMC benefits administrator will be paid by PCMC and allocated in accordance with the terms of the Support Services Order; and it is further

                ORDERED, that the Debtors are authorized, but not directed, to make payments as appropriate under the Employee Retention Plan without further order of the Court; and it is further

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                ORDERED, that to the extent there are any inconsistencies
between the Second Order and the First Order, the terms of the Second Order shall supercede the terms of the First Order; and it is further

                ORDERED, except as provided in the immediately preceding paragraph, in all other respects the terms of the First Order shall remain in full force and effect; and it is further

                ORDERED, that the Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Second Order.

Dated:


                                                  ------------------------------
                                                  UNITED STATES BANKRUPTCY JUDGE

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